UNITED STATES SECURITIES AND EXCHANGE COMMISSION
		  WASHINGTON, D.C.  20549


			  FORM 8-K


		       CURRENT REPORT


PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):  February 22, 1994


	       ______________________________


	      HOUSTON INDUSTRIES INCORPORATED
   (Exact name of registrant as specified in its charter)


Texas
(State or other jurisdiction of incorporation or organization)


1-7629
(Commission File Number)


74-1885573
(I.R.S. Employer Identification No.)


5 Post Oak Park
4400 Post Oak Parkway
Houston, Texas
(Address of principal executive offices)

77027
(Zip Code)

Registrant's telephone number, including area code  (713) 629-3000




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               ______________________________

	      HOUSTON LIGHTING & POWER COMPANY
   (Exact name of registrant as specified in its charter)


Texas
(State or other jurisdiction of
incorporation or organization)


1-3187
(Commission File Number)


74-0694415
(I.R.S. Employer Identification No.)


611 Walker Avenue
Houston, Texas
(Address of principal executive offices)

77002
(Zip Code)

Registrant's telephone number, including area code  (713) 228-9211

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This combined Form 8-K is separately filed by Houston Industries
Incorporated (Company) and Houston Lighting & Power Company (HL&P). Information contained herein relating to HL&P is filed by the Company and, separately, by HL&P on its own behalf. HL&P makes no representation as to information relating to the Company and its subsidiaries (other than HL&P).

Item 5.  Other Events.

City of Austin Litigation. HL&P, the principal operating subsidiary of the Company, is one of four co-owners of the South Texas Project Electric Generating Station (South Texas Project), a two-unit nuclear-fueled facility located near Bay City, Texas. Under an ownership agreement among the four co-owners (Participation Agreement), HL&P also serves as Project Manager for the South Texas Project. On February 22, 1994, the City of Austin (Austin), one of the other owners of the South Texas Project, filed suit against HL&P in the 164th District Court for Harris County, Texas. Austin alleges that the outages at the South Texas Project since February 1993 are due to HL&P's failure to perform obligations it owed to Austin under the Participation Agreement. Austin asserts that such failures have caused Austin damages of at least $125 million, which are continuing, due to the incurrence of increased operating and maintenance costs, the cost of replacement power and lost profits on wholesale transactions that did not occur. Austin states that it will file a "more detailed" petition at a later date.

     As it did in litigation filed against HL&P in 1983, Austin asserts that HL&P breached obligations HL&P owed under the Participation Agreement to Austin and Austin seeks a declaration that HL&P had a duty to exercise reasonable care in the operation and maintenance of the South Texas Project. In that earlier litigation (which was won by HL&P at trial, affirmed on appeal and became final in 1993), however, the courts concluded that the Participation Agreement did not impose on HL&P a duty to exercise reasonable skill and care as Project Manager.

     Austin also asserts in its current suit that certain terms of a settlement reached in 1992 among HL&P and Central and South West Corporation and its subsidiary, Central Power and Light Company
(CPL), are invalid and void. The Participation Agreement permits arbitration of certain disputes among the owners, and the challenged settlement terms provide that in any future arbitration, HL&P and CPL would each appoint an arbitrator acceptable to the other. Austin asserts that, as a result of this agreement, the arbitration provisions of the Participation Agreement are void and Austin should not be required to participate in or be bound by arbitration proceedings; alternatively, Austin asserts that HL&P's rights with respect to CPL's appointment of an arbitrator should be shared with all the owners or cancelled, and Austin seeks injunctive relief against arbitration of its dispute with HL&P.

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     Austin's complaint arises out of an outage of both units at the
South Texas Project which began in February 1993. During the outage, certain equipment and personnel issues were identified by HL&P and the U. S. Nuclear Regulatory Commission (NRC), and the South Texas Project was placed on the NRC's "watch list" of plants with "weaknesses that warrant increased NRC attention." In February 1994, Unit No. 1 was authorized to return to service, and the unit began power production. Currently, the unit is out of service, however, for repairs to a small steam generator leak encountered following a unit shutdown to repair a feedwater control valve. Those repairs are scheduled for completion by mid-March 1994, and no formal NRC approval is required to resume operation of Unit No. 1. Unit No. 2 is currently scheduled to resume operation, after completion of regulatory reviews, later in the spring of 1994. Both units remain on the NRC's watch list, and the schedule for resuming operations at both units is subject to change in connection with regulatory and operational issues that may be identified.

     HL&P and the Company do not believe there is merit to Austin's claims, and they intend to defend vigorously against them. However, there can be no assurance as to the ultimate outcome of this matter.

     For more detailed information regarding the 1993 outage of the South Texas Project, the previous litigation filed by Austin and the settlement referred to above, see the Company's Annual Report on Form 10-K for the year ended December 31, 1992, HL&P's Annual Report on Form 10-K for the year ended December 31, 1992, and the Company's and HL&P's Quarterly Report on Form 10-Q for the quarter ended September 30, 1993.

Public Utility Commission Proceeding. HL&P is not currently seeking authority to change its base rates for electric service, but the Public Utility Commission of Texas (Utility Commission) has authority to initiate a rate proceeding pursuant to Section 42 of the Public Utility Regulatory Policy Act (PURA) to determine whether existing rates are unjust or unreasonable. In 1993, the Utility Commission referred to an administrative law judge (ALJ) the complaint of a former employee of HL&P seeking to initiate such a proceeding.

   On February 23, 1994, the ALJ concluded that a Section 42 proceeding should be conducted and that HL&P should file full information, testimony and schedules justifying its rates. The ALJ acknowledged that the decision was a close one, and is subject to review by the Utility Commission. However, he concluded that information concerning HL&P's financial results as of December 1992 indicated that HL&P's adjusted revenues could be approximately $62 million (or 2.33% of its adjusted base revenues) more than might be authorized in a current rate proceeding. The ALJ's conclusion was

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based on various accounting considerations, including use of a different treatment of federal income tax expense than the method utilized in HL&P's last rate case. The ALJ also found that there could be a link between the 1993 outage at the South Texas Project, the NRC's actions with respect to the South Texas Project and possible mismanagement by HL&P, which in turn could result in a reduction of HL&P's authorized rate of return as a penalty for imprudent management.

   HL&P and the Company believe that the examiner's analysis is incorrect, that the South Texas Project has not been imprudently managed, and that ordering a Section 42 proceeding at this time is unwarranted and unnecessarily expensive and burdensome. Accordingly, HL&P intends to appeal the ALJ's decision to the Utility Commission.

   If HL&P ultimately is required to respond to a Section 42 inquiry, it will assert that it remains entitled to rates at least at the levels currently authorized. However, there can be no assurance as to the outcome of a Section 42 proceeding if it is ultimately authorized, and HL&P's rates could be reduced following a hearing. HL&P believes that any reduction in base rates as a result of a Section 42 inquiry would take effect prospectively.

Recent Developments in Rate Regulations. On May 3, 1993, the Federal Communications Commission (FCC) issued its rate regulation rules (Rate Rule) which became effective on September 1, 1993. On February 22, 1994, the FCC announced changes in the Rate Rule in several Executive Summaries. The Commission stated that it has determined that the differential between average cable system rates and rates charged by cable systems in markets with effective competition is 17%, rather than 10% as stated in the Rate Rule. Therefore, the FCC will issue revised benchmark formulas which will produce lower benchmarks, effective on May 15, 1994 (Revised Benchmarks). At that time, cable operators will be required to reduce their rates for regulated services by 17% below the level in effect in September 1992, or to the new benchmark, which ever is higher. The FCC stated that the Revised Benchmarks will require approximately 90% of all cable operators to reduce their regulated rates by about an additional 7% from their current rate levels.

   In announcing the Revised Benchmarks, the FCC stated that they would apply prospectively. Therefore, the Rate Rule governs regulated rates from September 1, 1993 until May 15, 1994, while the Revised Benchmarks will govern regulated rates after May 15, 1994.



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   The FCC also announced new criteria for determining whether a la carte carriage of previously regulated channels was valid under the Cable Television Consumer Protection and Competition Act of 1992. Among other criteria, the FCC stated it will look to: (1) whether a la carte carriage avoids a rate reduction that would otherwise have been required under the FCC's rules; (2) whether an entire tier of regulated services has been converted to a la carte carriage; (3) whether the services involved have been traditionally offered a la carte; (4) whether there is a significant equipment charge to order a la carte services rather than a discounted package of such services;
(5) whether the individual subscriber is able to select the channels which comprise the a la carte package and (6) how significantly the package of a la carte services is discounted from the per channel charges for those services. A la carte packages that are found to evade rate regulation rather than enhance subscriber choice will be treated as regulated tiers, and operators engaging in such practice may be subject to sanctions.

   While the Company believes that the Revised Benchmarks will impose some further reduction in rates and new obligations which are burdensome and will increase the Company's costs of doing business, it is impossible to assess the detailed impact of the Revised Benchmarks on the Company until the FCC completes and issues the actual text of its rules on the Revised Benchmarks.

   Under the Rate Rule, a cable operator which believes that the benchmark approach produces a rate which does not adequately cover its actual costs can choose to defend its current rates in a cost-of service hearing before the applicable regulating authority. Election of this cost-of-service mode of rate regulation preempts the application of the benchmark approach and may result in rates for regulated channels below the indicated benchmark levels.

   On July 15, 1993, the FCC adopted a notice of proposed rulemaking requesting comment on the substance of and the procedure for the cost-of-service mode of rate regulation. On February 22, 1994, the FCC announced, in an Executive Summary, its interim cost-of-service standards (Interim COS Standards). Under the Interim COS Standards, which the FCC characterized as based upon principles similar to those which govern rate regulation of telephone companies, cable operators facing "unusually" high costs may recover through their regulated rates their normal operating expenses and a "reasonable" return on investment. The FCC provided in the Executive Summary that the presumptive permissible rate of return on investment under the Interim COS Standard is 11.25%. The FCC presumptively excluded acquisition costs above book value from the rate base because such "excess acquisition costs" represent the value of the monopoly rents the acquirer expected to earn during the period when an acquired cable system was effectively an unregulated monopoly.
The FCC further stated that it will, under certain unspecified circumstances, allow cable operators to rebut this presumption excluding "excess acquisition costs."

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   Under the Interim COS Standards, cable operators which opt for the cost-of-service approach may make such filings only once every two years. The FCC also announced a streamlined cost-of-service procedure under which cable systems regulated under the Revised Benchmarks will be allowed to recover a share of system upgrade costs, offset for savings in operating expenses due to efficiencies gained by the upgrade.

   Until the FCC issues the actual text of its final rules on the Interim COS Standards, it is impossible for the Company to assess the impact of the Interim COS Standards on its cable television business.

   For a discussion of the Rate Rule, see the Company's and HL&P's Quarterly Report on Form 10-Q for the quarter ended September 30,
1993.


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SIGNATURE


   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


			    HOUSTON INDUSTRIES INCORPORATED
				      (Registrant)

				 /s/ William A. Cropper
				 -----------------------
				   William A. Cropper
			     Vice President and Treasurer


Date:  March 3, 1994


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SIGNATURE


   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


			    HOUSTON LIGHTING & POWER COMPANY
				      (Registrant)




				    /s/ Ken W. Nabors
			     -------------------------------
				     Ken W. Nabors
			    Vice President and Comptroller



Date:  March 3, 1994





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